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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Service Providers" and "Financial Statements and Experts" in the Combined Proxy Statement and to the incorporation by reference of our reports dated February 13, 2001, with respect to Money Fund and Treasury Money Fund included in the BNY Hamilton Funds, Inc. and February 20, 2001, with respect to Cash Management Fund, Government Money Market Fund and U.S. Treasury Money Market Fund included in the HSBC Mutual Funds Trust, in this Registration Statement on Form N-14 of BNY Hamilton Funds, Inc.


                                                   /s/ Ernst & Young LLP

                                                   ERNST & YOUNG LLP



New York, New York
December 20, 2001